Exhibit 10.34

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. EXECUTIVE INCENTIVE PLAN

WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. Executive Incentive Plan (the “Plan”); and

WHEREAS, the Plan reserves to the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) the authority to amend the Plan; and

WHEREAS, the Company has determined that it is desirable to amend the Plan to remove the requirement that participants be employed on the date a bonus award is paid in order to receive payment of the bonus award, and instead require that a participant be employed on the December 31 prior to the date the bonus award is paid to receive payment of the bonus award.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective December 31, 2008, in the following particulars:

1. Section 4 is amended to read as follows:

4. BONUS AWARD PAYMENTS

Bonus awards will normally be payable as soon as possible after the determination of year-end audited financial results, after approval by the Compensation Committee. It is the intention of the Company that bonus award payments, under this Plan will not be subject to Section 409(A) of the Internal Revenue Code. Bonus awards will be paid in cash and will be calculated using the Participant’s base salary on December 31.

If the Participant is not employed by the Company on the December 31 before the date the bonus award payment is made, the bonus is forfeited. In the case of involuntary termination of employment, retirement, permanent disability, death, lay-off, or transfer to an affiliate of the Company, a pro-rata share of the bonus award for the year may be made at the sole discretion of the Compensation Committee.

If the Participant is on a leave of absence (LOA) the bonus may be pro-rated for the portion of the Plan Year that was worked.

Notwithstanding any other provision of this plan, the issuance of bonus awards is at the sole discretion of the Compensation Committee. The Compensation Committee at its sole discretion, may increase, decrease or withhold bonus awards.

IN WITNESS WHEREOF, this Amendment is being executed as of the 11 th day of November, 2008.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ Bradley Stein	By:	/s/ Maria R. Del Busto
	Bradley Stein		Maria R. Del Busto
	Vice President, General Counsel/Secretary		Vice President and Chief Human Resources Officer